Exhibit 99.2

Independent Auditor’s Report

To the Members of

Crescent Real Estate Holdings LLC

We have audited the accompanying combined statement of revenues and certain operating expenses of the Greenway Plaza and 777 Main office properties (the “Buildings”) for the year ended December 31, 2012.

Management’s Responsibility for the Combined Statement of Revenues and Certain Operating Expenses

Management is responsible for the preparation and fair presentation of the combined statement of revenues and certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement of revenues and certain operating expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statement of revenues and certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain operating expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement of revenues and certain operating expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statement of revenues and certain operating expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to Crescent’s preparation and fair presentation of the combined statement of revenues and certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Crescent’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Buildings for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the accompanying combined statement of revenues and certain operating expenses, which describes that the accompanying combined statement of revenues and certain operating expenses of the Buildings was prepared for the purpose of complying with the rules of the Securities and Exchange Commission and is not intended to be a complete presentation of the Buildings’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 29, 2013

Greenway Plaza and 777 Main

Combined Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

	(Unaudited) 6 Months Ended June 30, 2013	Year Ended December 31, 2012
Revenues:
Office rent	$43,868	$85,752
Recoveries	17,108	26,848
Other income	10,405	23,588

Total revenues	71,381	136,188

Certain operating expenses:
Property operating and maintenance	19,068	39,517
Real estate taxes and insurance	10,819	18,375
Management fees	2,018	3,899

Total certain operating expenses	31,905	61,791

Revenues in excess of certain operating expenses	$39,476	$74,397

The accompanying notes are an integral part of the combined statement of revenues and certain operating expenses.

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012

1. Description of Real Estate Property Acquired

On July 19, 2013, certain subsidiaries of Crescent Real Estate Holdings LLC (“Crescent”), entered into purchase and sale contracts with Cousins Properties Incorporated (“Cousins”), to acquire the Greenway Plaza and 777 Main office properties and related parking garages (the “Buildings”). Greenway Plaza is a complex of 10 Class A office buildings consisting of approximately 4.3 million square feet (unaudited), located in Houston, Texas; 777 Main is a Class A office building consisting of approximately 1.0 million square feet (unaudited), located in Ft. Worth, Texas. Total consideration for the acquisition is approximately $1.1 billion, of which approximately $950 million relates to the purchase of Greenway Plaza and approximately $160 million relates to the purchase of 777 Main.

References to the “Company” refer to Crescent Real Estate Holdings LLC and certain of its other direct and indirect subsidiaries.

2. Basis of Accounting

The accompanying combined statement of revenues and certain operating expenses is presented in conformity with accounting principles generally accepted in the United States and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. Accordingly, the combined statement of revenues and certain operating expenses excludes certain historical expenses that are not directly related to the proposed future operations of the Buildings such as certain ancillary income, amortization, depreciation, interest, Texas margin tax, expenses related to certain ground leases and corporate expenses. Therefore, the amounts reported in the accompanying statement may not be comparable to the results of operations of the Buildings after their acquisition by Cousins and is not intended to be a complete representation of the Buildings’ revenues and expenses.

The accompanying combined statement of revenues and certain operating expenses of the Buildings have been presented on a combined basis as the Buildings were under common management and ownership during the periods presented.

The accompanying combined interim statement of revenues and certain operating expenses for the six months ended June 30, 2013 is unaudited. In the opinion of Crescent, the unaudited interim financial information includes all adjustments necessary to present fairly the combined revenues and certain operating expenses for such period. The reported results are not necessarily indicative of the results that may be expected for the full year.

3. Significant Accounting Policies

Revenue

Revenues are comprised primarily of office rent (including amortization of deferred rent), tenant reimbursement of operating expenses (recoveries), parking revenue, and other ancillary revenue. As a lessor, the Company has retained substantially all of the risks and benefits of ownership of the Buildings and accounts for its leases with its tenants as operating leases. Income on leases, which includes scheduled increases in rental rates during the lease term and/or abated rent payments for various periods following the tenant’s lease commencement date, is recognized on a straight-line basis over the terms of the respective leases when collectability is reasonable assured. A deferred rent receivable is recognized, representing the excess of rental revenue recognized on a straight-line basis over cash received pursuant to the applicable lease provisions, net of

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012 amounts that may become uncollectible in the future. The adjustment to this receivable, reflected in the “Office rent” line item in the combined statement of revenues and certain operating expenses, increased rental revenue by approximately $3.2 million (unaudited) and $6.3 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

Building leases generally provide for the reimbursement of operating expenses, or in certain cases increases in operating expenses above a base year amount, payable to the Company in equal installments throughout the year based on estimated operating expenses, and are recorded as revenue. Any differences between the estimated operating expenses and actual amounts incurred are adjusted at year end. No significant adjustments were required as of June 30, 2013 (unaudited).

Lease termination fee revenue, included in the “Other income” line item in the combined statement of revenues and certain operating expenses, is generally recognized on a straight line basis over the remaining lease term pursuant to the lease termination agreement with the tenant. If the Company and the tenant have continuing relationships or the Company has any remaining obligations to the tenant, the recognition of lease termination fee revenue is dependent upon the terms of the termination agreement.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

4. Leasing Concentrations

As of June 30, 2013, two tenants leased approximately 15% (unaudited) and 7% (unaudited) of the Buildings’ net rentable square footage, respectively, contributing approximately 15% (unaudited) and 8% (unaudited) of office rent and recoveries, excluding amortization of deferred rent, for the six months ended June 30, 2013, respectively. As of December 31, 2012, these tenants leased approximately 15% and 7% of the Buildings’ net rentable square footage, respectively, contributing approximately 13% and 10% of office rent and recoveries, excluding amortization of deferred rent, for the year ended December 31, 2012, respectively.

5. Rental Revenue Under Operating Leases

Refer to Note 3, Significant Accounting Policies, for a description of the Company’s policy for revenue under operating leases. Future minimum rental revenue for non-cancelable operating leases (base rents) excluding tenant reimbursements of operating expenses as of December 31, 2012 are as follows (in thousands):

Year Ended December 31,
2013	$78,212
2014	74,667
2015	70,989
2016	67,339
2017	37,568
Thereafter	142,323

Total	$471,098

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012

During the six months ended June 30, 2013, the Company signed approximately 1.2 million (unaudited) square feet of operating leases with a weighted average minimum rental rate of approximately $22.03 (unaudited) per square foot and a weighted average term of approximately 8.5 (unaudited) years.

6. Commitments, Contingencies and Litigation

Capital Expenditures

In the ordinary course of business, certain commitments exist for capital expenditures pursuant to tenant leases.

Environmental Matters

All of the Buildings have been subject to Phase I environmental assessments; such assessments have not revealed, nor is the Company’s management aware of, any environmental liabilities that management believes would have a material adverse effect on operations.

Several of the Buildings contain asbestos. For one of the Greenway Plaza Buildings, the Company estimated the fair value of the conditional asset retirement obligation and recorded a liability totaling approximately $0.3 million as of December 31, 2012; the obligation was abated as of June 30, 2013. For the remainder of the Buildings, the Company estimated the fair value of the conditional asset retirement obligation was not significant and accordingly has not been reflected in the accompanying financial statement.

Litigation

The Company is subject to various legal proceedings, claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance. The Company’s management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Company records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Company accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Company discloses the nature of the litigation and indicate that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Company discloses the nature and estimate of the possible loss of the litigation. The Company does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote or where the estimated loss would not be material. There is no material litigation, nor to the Company’s knowledge, any material litigation currently threatened against Crescent related to the Buildings.

7. Related-Party Transactions

Management Agreements

The Buildings pay an affiliate of Crescent to manage the Buildings pursuant to certain Management Agreements in an amount generally equal to 3% to 4% of gross rental receipts collected.

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012

Lease Agreement

Lease arrangements for office space occupied by the Company, related total rent and terms existing at the Buildings for the six months ended June 30, 2013 and for the year ended December 31, 2012 are as follows (dollars in thousands):

	(Unaudited) 6 Months Ended June 30, 2013		Year Ended December 31, 2012		Term
	Sq. Ft.	Total Rent	Sq. Ft.	Total Rent
Management and regional offices	37,967	$430.7	37,967	$819.7	Month-to-month
Corporate office	23,150	308.2	32,870	642.3	December 31, 2015(1)

	61,117	$738.9	70,837	$1,462.0

(1)	Under current lease terms, the lease expires December 31, 2015, with an option for Crescent to terminate upon 30 days’ notice without further liabilities or obligations.

8. Subsequent Events

Subsequent events have been evaluated through July 29, 2013, the date the accompanying combined statement of revenues and certain expenses was issued.